UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2004

OPSWARE INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-32377	94-3340178
(Commission File Number)	(IRS Employer Identification No.)

599 N. Mathilda Avenue, Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

(408) 744-7300

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On September 1, 2004, Marc L. Andreessen adopted a stock trading plan for trading in the Registrant’s stock in accordance with the guidelines specified by the Securities and Exchange Commission’s Rule 10b5-1 under the Securities Exchange Act of 1934. Mr. Andreessen is the Chairman of the Board of Directors of the Registrant and will file Forms 4 evidencing sales under the stock trading plan as required under Section 16 of the Securities Exchange Act of 1934. This type of trading plan allows a corporate insider to gradually diversify holdings of company stock while minimizing any market effects of such trades by spreading them out over an extended period of time and eliminating any market concern that such trades were made by a person while in possession of material nonpublic information. Consistent with Rule 10b5-1, the Registrant’s insider trading policy permits personnel to implement Rule 10b5-1 trading plans provided that, among other things, they are not in possession of any material nonpublic information at the time that they adopt such plans.

Pursuant to the stock trading plan adopted by Mr. Andreessen, sales of stock under the plan shall occur only when the stock can be sold at a per share price of at least $8.00. Mr. Andreessen has established a trust with Wilmington Trust Company to administer the stock trading plan. As of July 31, 2004, Mr. Andreessen beneficially owned approximately 11,463,347 shares of the Registrant’s common stock and held unvested stock options to purchase approximately an additional 904,167 shares of the Registrant’s common stock. The stock trading plan adopted by Mr. Andreessen is intended to achieve a gradual diversification of a portion of his present holdings by enabling the sale of an aggregate of up to 3,000,000 shares, over a period of approximately one year, ending on September 1, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2004	OPSWARE INC.

	By:	/s/ Jordan J. Breslow
Jordan J. Breslow
General Counsel and Secretary